Exhibit 99.1

Safety Shot Launches Revolutionary On-the-Go Stick Packs, Poised to Disrupt the $2 Billion Wellness Market

JUPITER, Fla., January 03, 2025 /Globe Newswire/ — Safety Shot, Inc. (Nasdaq: SHOT) (the “Company”) today announced a breakthrough in convenient wellness solutions with the launch of its Sure Shot On-the-Go Powder Stick Packs. This innovative format delivers the world’s first alcohol-reducing product in a convenient and portable form, poised to disrupt the rapidly growing wellness market which is projected to exceed $2 billion by 2033.

Following successful trials demonstrating marked improvement in blood alcohol reduction, Safety Shot’s clinically-backed, patented formula is now available in convenient on-the-go stick packs. Featuring two delicious flavors, the original Citrus Splash and a new Berry Blast, Sure Shot Stick Packs are available immediately online, with plans to launch on Amazon by mid-Q1 and in retail stores in Q2.

“Our dedicated R&D team and manufacturing partners have worked tirelessly to create two great flavors that perfectly complement our powerful ingredients,” says David Sandler, COO and Co-Inventor of Safety Shot. “We’ve successfully captured the clinically proven, patented Sure Shot formula in a convenient stick pack format. This is a testament to our commitment to continuous innovation and delivering exceptional wellness solutions.”

Sure Shot: The World’s First Clinically Proven Alcohol-Reducing Product

Sure Shot, the world’s first clinically proven alcohol-reducing product, is now available in a convenient and eco-friendly stick pack format. Formulated with a blend of electrolytes, antioxidants, and natural extracts, Sure Shot supports alcohol metabolism and promotes overall wellness. The stick packs offer precise dosing, ultimate portability, and can be easily added to any beverage or consumed directly.

Benefits of Sure Shot Stick Packs:

Stick packs offer numerous advantages. In addition to being incredibly convenient, they allow for precise dosing, ensuring consumers can easily mix the powder with their preferred beverage for a personalized experience. Moreover, the sealed stick packs ensure product freshness and a consistent, reliable dosage. Their compact size allows for easy transport and consumption anytime, anywhere. Furthermore, stick packs offer a reduced environmental impact compared to traditional bottles or cans, with less packaging waste and a lower carbon footprint. Finally, the stick packs can be easily added to various beverages or consumed directly, providing maximum flexibility for consumers.

“Powder stick packs are the perfect solution for people on the move,” stated CEO Jarrett Boon. “Sure Shot lowers your blood alcohol and makes you feel better in as little as 30 minutes. We believe there is no other product like it anywhere, and now we’ve made it even more accessible for both our retail partners and consumers. We believe that this new format will significantly broaden our customer base and continue to help mitigate the negative consequences of alcohol consumption.”

Positive Impact on the Balance Sheet

The introduction of stick packs is expected to have a positive impact on Safety Shot’s balance sheet due to lower production costs and increased efficiency. This strategic move aligns with the Company’s commitment to enhancing shareholder value through innovation and operational excellence.

Expanding into a Growing Market

The global wellness market is projected to exceed $2 billion by 2033, with a compound annual growth rate (CAGR) of 5.4%. This rapid growth, as reported by Grand View Research and Precedence Research, is driven by increasing consumer demand for convenient, portable, and sustainable packaging solutions. Safety Shot is strategically positioned to capitalize on this trend with its innovative Sure Shot stick packs, targeting health-conscious individuals, travelers, athletes, and anyone seeking a convenient way to support their wellness goals.

“This is an exciting step forward for Safety Shot,” concluded CEO Jarrett Boon. “We are committed to delivering innovative wellness solutions that meet the evolving needs of our customers. With the launch of our revolutionary stick packs, we are confident that Safety Shot will continue to lead the way in the rapidly growing market for responsible and convenient wellness products.”

Investors and consumers are encouraged to visit www.sureshot.com to learn more and purchase Sure Shot On-the-Go Powder Stick Packs.

About Safety Shot, Inc.

Safety Shot, Inc., a wellness and dietary supplement company, has developed Safety Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy, and overall mood. Safety Shot is available for purchase online at www.sureshot.com, www.walmart.com and Amazon. The Company is introducing business-to-business sales of Safety Shot to distributors, retailers, restaurants, and bars throughout 2024.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding Safety Shot’s ability to develop and commercialize a product that lowers blood alcohol content, the timing, progress and results of non-clinical studies and clinical trials, including our product development plans and strategies, Safety Shot’s future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on Safety Shot’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, our ability to comply with applicable U.S. and foreign laws, rules, and regulations, product liability claims, our ability to develop and market Safety Shot and the risks and uncertainties that are described more fully in the section titled “Risk Factors” in Safety Shot’s Form 10-Q for the fiscal quarter ended June 30, 2024, filed with the Securities and Exchange Commission on August 15, 2024, and its other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and Safety Shot undertakes no duty to update such information except as required under applicable law.

Media and Investor Contact

Investor Relations

Medon Michaelides

Phone: 561-244-7100

Email: investors@drinksafetyshot.com